Exhibit 19.1

Unitil Corporation

Corporate Governance Guidelines and

Policies of the Board of Directors

Last Updated on November 1, 2023

Unitil Corporation (“Unitil” or the “Company”) is committed to comprehensive and effective corporate governance practices. The Board of Directors (the “Board”) and the management team firmly believe that solid corporate governance is key to the transparent and ethical operation of the Company and have set a high standard for this important element in the long-term sustainability and growth of the Company.

The ethical character, integrity and principles of the Board, senior management, and employees remain the most important safeguards of good corporate governance. These attributes are inherent to engaged leadership, effective management structure, and a committed, carefully-trained workforce.

The Corporate Governance Guidelines and Policies of the Board (the “Governance Guidelines”) inform the pursuit of superior Board function, management accountability, effective and transparent disclosure, and financial integrity. Together with the Bylaws and the Code of Ethics Policy, the Governance Guidelines provide a meaningful governance framework upon which the Company operates.

New developments and requirements are monitored, as well as emerging issues concerning corporate governance best practices and financial disclosure, and changes and new policies are adopted, as appropriate. The Company’s corporate governance policies and systems are implemented in compliance with SEC regulations, New York Stock Exchange (“NYSE”) listing standards, as well as other applicable requirements and best practices.

Directors’ Responsibilities

The Board shall be responsible for oversight of the management of the property, business and affairs of the Corporation. The Board is vested in such management with all the powers which the Corporation

Exhibit 19.1

itself possesses so far as such delegation of power is not incompatible with the provisions of the By-Laws of the Company or the statutes of the State of New Hampshire.

In the pursuit of excellence in corporate governance, members of the Board are expected to:

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fulfill their fiduciary duties to the Company and its shareholders with proper oversight of the development of Company policy and strategy, and assessment of the Company’s operational effectiveness and financial strength;
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apply superior business judgment and leadership, and effectively exercise the duties of loyalty and care for the benefit of all stakeholders (shareholders, customers, employees) of the Company;
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avoid any conflict of interest;
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promote a high standard of personal integrity and adhere to the letter and spirit of Unitil’s Code of Ethics; and
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challenge management to commit to the highest attainable goals, and hold management accountable for its commitments.

Director Independence

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A majority of the members of the Board, as well as all members of the Audit, Compensation, and Nominating and Governance Committees shall, at minimum, meet the independence requirements as defined in Section 303A of the NYSE Listed Company Manual and all other applicable regulations.

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Using this requirement as a framework, the Board has formally adopted an enhanced independence criterion which is applied during the Board’s annual independence review and affirmation. Under these criteria, the members of the Board who qualify as independent shall be free from any relationship that would interfere with the exercise of independent judgment as a member of the Board. An independent Director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally allows the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable New York Stock Exchange regulations and standards.

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For the purpose of standing Board committee assignments, the NYSE three-year separation requirement shall be set aside and a Board member who has had management responsibility with the Company or has been otherwise been affiliated with the Company as described above for less than five years will not be assigned to the Audit, Compensation, or Nominating and Governance committees until the five-year separation threshold has been reached.

Exhibit 19.1

Board Structure & Functioning

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Article III of the Company’s By-Laws provide for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years.
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Directors are not subject to specific term limits. Due to the complexity and highly regulated nature of the utility business, the insight and experience that a director is able to develop over a period of time is valued. A lengthy tenure on the Board provides an increasing contribution to the Board and is therefore in the best interest of shareholders. The Board is, however, subject to de-facto term limits through the mandatory retirement age policy, which is discussed in greater detail under the heading “Retirement Policy” on the following pages of these Guidelines.
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Independent members of the Board may not serve on more than four boards of for-profit companies in addition to the boards of Unitil and its subsidiaries. Non-independent members of the Board may not serve on more than two boards of for-profit companies in addition to the boards of Unitil and its subsidiaries. Service on boards of non-profit organizations, other industry associations, and community or civic groups is not limited.
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The Unitil Board shall also serve as the Board for each of the Company’s subsidiary distribution companies.
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The Board shall have full access to all members of management.

Access to Independent Advisors

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The Board has the authority to independently retain, engage, or obtain the advice of outside legal counsel, special consultants or other experts or advisors (each, an “Advisor”) to advise the Board on various matters as it may deem appropriate or necessary in its sole discretion; direct responsibility for the appointment, terms of retention, and oversight of the work of any Advisor retained by the Board; and sole authority to determine appropriate funding to be provided by the Company for the compensation of an Advisor retained by the Board.

Board Meetings

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The Unitil Board shall meet a minimum of four times annually at regularly scheduled meetings. The Board of Directors shall approve the schedule of regularly scheduled meetings for the following year at the October Board meeting. Additional meetings may be scheduled as needed.
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Serving on the Board involves a significant time commitment. Directors are expected to attend all Board meetings, as well as meetings of the Committees upon which they serve. Directors are expected to manage their commitments in order to devote adequate time and attention to properly discharge their responsibilities. All meetings shall include sufficient time for full and open discussion.

Exhibit 19.1

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Materials which are prepared for the Directors’ full understanding of the agenda items to be discussed at the Board meeting shall be provided, to the extent practical, at least five business days in advance of the meeting to allow sufficient time for review and preparation.
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Remote participation in regularly scheduled Board meetings is generally discouraged, unless extraordinary circumstances are present. Remote participation in non-regularly scheduled meetings and emergency meetings is permitted without exception.

Meetings in Executive Session

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The members of the Board have the opportunity, if desired, to meet in executive session, without members of management present in conjunction with each meeting of the Board, or at any other time at the Board’s discretion. The Lead Director shall preside at the meetings in executive session. In addition, at every committee meeting, each committee of the Board has the opportunity to meet in executive session, if desired.

Committees of the Board

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The standing committees of the Board shall include the Audit Committee, Compensation Committee, Executive Committee, and the Nominating and Governance Committee. The Audit, Compensation and Nominating and Governance committees shall each have a minimum of three members. The Audit, Compensation and Nominating and Governance committees shall consist solely of directors who meet the independence requirements currently defined by the Board as described above in the Director Independence section of these Guidelines.

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Each committee shall have a written charter that details the responsibilities of the committee. Each committee shall review its charter on an annual basis and make appropriate revisions, as needed. Each committee shall approve its own charter in principle, and the Board will ratify all charters on an annual basis.

Appointment of Committee Members

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The Nominating and Governance Committee will review, following the annual meeting of shareholders, and at other times as necessary, management’s proposal for committee membership. Committees will be appointed by the Board upon recommendation of the Nominating and Governance Committee at the first meeting following the annual meeting of shareholders, and at other times as necessary. It is policy for each Director to have at least one committee assignment, as appropriate. Additional information concerning the appointment of committee members can be found in the Director Independence and Committees of the Board sections of these Guidelines.

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The Board does not have a specific policy with regard to rotation of committee membership. While rotating committee assignments will be considered periodically, committee rotation is not

Exhibit 19.1

mandatory as there are significant benefits attributable to continuity and experience gained for service on a particular committee(s).

Director Candidate Criteria and Selection Process of the Nominating and Governance Committee

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The Nominating and Governance Committee will from time to time recommend to the Board the desired number of Board members. The Company’s By-Laws currently limit the number of Directors to a minimum of nine and a maximum of fifteen.
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The Nominating and Governance Committee will review the number of Directors, if any, expected to retire within the next year, as well as recommend the required selection criteria and desired qualifications of director nominees based upon the needs of the Company at the time, or the anticipated needs of the Company in the near future.
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The Nominating and Governance Committee will also review a skills matrix with regard to professional experience and expertise, specific skill sets, and other defined attributes of current Board members, and identify any gaps or potential gaps based upon the needs of the Company at the time, or the anticipated needs of the Company in the near future. The Committee shall also consider the importance of gender, racial and ethnic diversity of the Board in its review process. The Committee shall ensure there is a robust and diverse initial pool of director candidates, including gender, racially and/or ethnically diverse candidates. Diversity is discussed and defined in greater detail under the heading “Diversity Policy” on the following pages of these Guidelines.
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Minimum criteria for director nominees are that he or she must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates with potential conflicts of interest will be disqualified, and those who do not meet independence criteria will be identified and evaluated on a case-by-case basis. In addition to independence criteria, the Nominating and Governance Committee will consider criteria including integrity, judgment, proven leadership capabilities, business experience, areas of expertise, availability for service, factors relating to the composition of the Board, such as size and structure, as well as the Board’s philosophy concerning diversity. The Board seeks to include an optimal mix of backgrounds, perspectives, experience and skills, as well as gender, race and ethnicity, among its members. The Nominating and Governance Committee will consider these criteria for nominees identified by the Committee, by other directors, by shareholders, or through some other source.
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The Nominating and Governance Committee will conduct a preliminary assessment of each proposed nominee based upon resume and biographical information, an indication of the individual’s willingness to serve, and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at the time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which will be used for further evaluation. On the basis of information learned during this process, the Nominating and Governance Committee will determine the nominee(s) to recommend to the Board for consideration and approval to submit to shareholders for election at the next annual meeting.

Exhibit 19.1

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The following procedure is employed for the selection of nominees to be recommended to the Board:
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Determine the skills, experience, and other pertinent attributes (as noted above) desired for a new director(s). Those persons with potential conflicts of interest should be identified and disqualified. Those persons who do not meet independence criteria will be evaluated on a case-by-case basis. The Company’s auditors, attorneys and consultants will be disqualified.
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Establish a timeline for the selection process and designate the Board meeting at which the candidates’ names should be presented.
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Solicit names of proposed candidates from the Nominating and Governance Committee, other Board members, or an outside source. After reviewing the initial pool of candidates, the Nominating and Governance Committee will agree upon the candidate(s) to approach.
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A Nominating and Governance Committee member or members, or a designated representative appointed by the Committee, will approach the prospective candidate(s) and determine his or her availability and/or interest without an expressed or implied commitment from the Company.
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The Chairman of the Board, the Lead Director, and the members of the Nominating and Governance Committee will meet with selected candidate(s) in a series of interviews to determine suitability and cultural fit.
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The Chairman of the Nominating and Governance Committee will issue a formal invitation to the selected candidate(s) for appointment as a member of the Board, subject to Board approval, at an upcoming meeting.
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The candidate(s) should be available for introduction to and election by shareholders at the next annual meeting.

Board Diversity

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The Board’s policy is to ensure the composition of the Board reflects gender, racial and ethnic diversity. To advance the Board’s policy, the Nominating and Governance Committee shall ensure that the initial list of candidates from which Board nominees are chosen includes one or more qualified candidates with diversity of gender, and race and/or ethnicity. Also, the Nominating and Governance Committee shall instruct any external search firm that it retains to include in its initial list of candidates one or more qualified candidates with diversity of gender, race and/or ethnicity.
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All aspects of diversity are considered in the goal to maintain a well-functioning board, for the creation of shareholder value, and ultimately, for the sustainability of Unitil over the long term. The Board seeks to achieve and maintain an optimal diversity mix through a constructive balance of all aspects of diversity among its members. The Board considers many interconnected factors including, but not limited to, diversity of gender, race, ethnicity, age, areas of expertise and competency, and life and professional experience in the evaluation of all candidates for Board membership. The Board also considers how the experience and skill set of any new Director nominee complements those of existing Directors and fellow Director nominees to create a balanced and effective Board with diverse viewpoints and deep expertise.

Exhibit 19.1

New Director Orientation

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New directors shall attend an orientation program consisting of a presentation covering the different aspects of the Company with various management personnel. Included, among other things, shall be a review of corporate governance, the strategic plan, sustainability, utility regulation, financial outlook, and enterprise risk management. The orientation shall take place in a private venue with the new director meeting individually with the management participants.
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New directors may request any additional information that they feel is relevant, desirable, or helpful to them as a member of the Board during the orientation program or anytime thereafter.

Directors’ Compensation

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The Directors’ current compensation consists of a combination of cash and stock-based compensation designed to align Directors’ interests with those of the Company’s shareholders, as well as to attract and retain qualified candidates to serve on the Board. Compensation paid to directors at comparable peer group companies within the utility industry is considered and used for benchmarking and evaluation purposes with a target range of the 25th percentile to the median of peer group companies. The cash retainer, equity retainer and total Board service compensation are evaluated and compared to the target range described above. Committee membership and chair positions, as well as the Lead Director retainer premium, are also evaluated and compared to the target range.
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Directors’ compensation is reviewed by the Nominating and Governance Committee annually and all changes are approved by the Board and properly disclosed.

Retirement Policy

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The Board of Directors mandatory retirement age policy stipulates no person is eligible to be nominated as a candidate for director, or for reelection to an additional term as part of the slate of directors proposed by the Company, if he or she has reached the age of 75, or if he or she shall reach the age of 75 at any time during the applicable calendar year of nomination. A director reaching age 75 during his or her current term may complete the service of that term, but must retire upon the expiration of the term during which he or she reaches age 75.

Stock Ownership Policy

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All independent Board members must own shares of Unitil common stock in the equivalent value of three times the current annual cash retainer. Shares of restricted stock and restricted stock units will be counted towards this total. New Directors will have four years from the date of first election by shareholders to obtain the required shares of Unitil common stock.

Exhibit 19.1

Resignation Policy

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A Director shall tender his or her resignation if he or she should receive a “withhold” vote of greater than 50% of the shares voted at the annual meeting of shareholders in an uncontested election. If an incumbent Director fails to receive the required vote for re-election, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the Director’s resignation and will submit such recommendation for prompt consideration by the Board. The Director whose resignation is under consideration shall abstain from participating in any decision regarding his or her resignation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.
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The Board shall nominate for election or re-election as Director only candidates who agree to tender, promptly following the annual meeting at which they are on the meeting ballot for election or re-election, an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the annual meeting at which they face election or re-election and (ii) Board acceptance of such resignation. In addition, the Board shall fill board seat vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation tendered by other Directors in accordance with this Board Policy.
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The Board, in its sole discretion, may approve a waiver to this policy in the event of extraordinary circumstance.

Annual Board & Committee Evaluation

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The Board shall conduct an annual evaluation (the “Evaluation”) on key Board and committee-related issues. The Evaluation is designed in question/narrative response format to inspire independent thoughts and elicit opinions regarding various issues facing the industry, the Company, and the Board as a whole. The Evaluation is also intended to facilitate assessment and discussion by the entire Board with regard to its effectiveness as a group in fulfilling its responsibilities and to identify areas for improvement, if applicable.
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The Lead Director will approve the Evaluation format and questions annually, and will communicate the responses in summary form to the full Board. The calculation of responses will be handled confidentially by the Corporate Secretary.

Management Succession Planning

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Due to the critical importance of executive leadership to the success of the Company, the Board shall oversee the succession planning process to ensure that effective plans are in place for succession of the Chief Executive Officer, as well as other senior management and key positions within the Company. The applicable plan shall address contingencies such as the retirement, departure, death, disability, or other untimely departure of the Chief Executive Officer and/or other members of senior management for a smooth transition on both an interim and long-term basis, as applicable.

Exhibit 19.1

Executive Stock Ownership Requirement

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All Named Executive Officers of the Company are required to own shares of Unitil common stock in the equivalent value of a multiple of base salary as follows:

Chairman, CEO and President 4X

Chief Financial Officer 3X

All Other Named Executive Officers 2X

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All shares of Unitil common stock that are owned directly or beneficially, shares of restricted stock that are awarded, whether vested or unvested, as well any shares of Unitil common stock held in the Tax Deferred Savings and Investment Plan will be counted towards the required total. Any newly appointed Named Executive Officer will have four years, or another phase-in period as determined by the Board in its sole discretion, from the date of appointment to obtain the required shares of stock. The required equivalent value will be based on the starting base salary of Named Executive Officer on the effective date his or her appointment as a Named Executive Officer.

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The Board, in its sole discretion, may approve a waiver to this policy in the event of financial hardship or other extraordinary circumstance.

Executive Compensation Recovery Policy

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In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material non-compliance with any financial reporting requirement under the securities laws, the Company shall be entitled to recover any excess performance-based compensation received by any current or former Covered Executive during the three-year period immediately preceding the date on which the Company is required to prepare an accounting restatement. All actions taken under this policy will comply with Section 10D of the Securities Exchange Act of 1934 and the listing standards of the New York Stock Exchange (the “NYSE”).

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“Performance-based compensation” is defined as all annual incentives and long‑term incentives (whether in cash, in equity, or otherwise) granted, earned, vested or unvested with performance features based wholly or in part on the Company’s or a group’s attainment of a financial reporting measure. Financial reporting measures is defined as measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure(s) that are derived wholly or in part from such measures.

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To the extent required by applicable law and the listing standards of the NYSE, the Company shall recover any erroneously awarded performance-based compensation, provided that the Compensation Committee has determined that recovery would not be impractical.

Stock Holding Requirement

Exhibit 19.1

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All members of the Board and all Named Executive Officers of the Company are required to hold all forms of equity received from the Company until retirement or other separation from the Company. For Board members, this shall include all forms of equity received as part of the annual retainer for Board service. For Named Executive Officers, this shall include all forms of equity received as compensation. The Board, in its sole discretion, may approve a waiver to this policy in the event of financial hardship or other extraordinary circumstance.

Prohibition of Hedging and/or Pledging Company Stock

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All members of the Board and executive officers of the Company are prohibited from engaging in short sales or engaging in any hedging transaction with respect to Unitil common stock, as well as engaging in any transactions that result in pledging, or using as collateral, shares of Company stock in order to secure personal loans or other obligations, including any shares that may be a margin account.

Insider Trading Guidelines

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Officers, Directors and 10% shareholders are considered to be public company insiders, and those individuals have certain reporting responsibilities for transactions involving Company stock under Section 16(a) of the Securities Exchange Act of 1934. Company insiders are prohibited from engaging in any transaction involving Unitil common stock during a period of restriction, which includes (i) thirty business days (six weeks) preceding and two business days following quarterly earnings announcements, (ii) any other duration for any other planned announcement of material financial consequence (as determined at the Company’s discretion), or (iii) any other duration for any unscheduled, unplanned, or ongoing matter of material or material financial consequence (as determined at the Company’s discretion).
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Company insiders are required to know and execute their reporting responsibilities. Insiders must notify the Company prior to making any transaction involving Unitil common stock, and promptly report any and all transactions involving Unitil common stock to the Securities and Exchange Commission.

Evaluation of Transactions with Related Persons

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Transactions between the Company or one or more of its subsidiaries and one or more related persons may present risks or conflicts of interest, or the appearance of conflicts of interest. The Company's Code of Ethics requires all employees, officers and directors, without exception, to avoid engagement in activities or relationships that conflict, or would be perceived to conflict, with the Company's interests or adversely affect its reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate upon full disclosure of the transaction, following review and approval to ensure there is a legitimate business reason for the transaction, and that the terms of the transaction are no less favorable to the Company than could be obtained from an unrelated person.

Exhibit 19.1

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As a result, all related person transactions must be communicated to the Audit Committee, including, but not limited to, all material terms and facts of the transaction, and the related person's direct or indirect interest in, or relationship to, the related person transaction. Each related person transaction, and any material amendment or modification to any related person transaction, shall be reviewed and approved by the Audit Committee, and, as appropriate, disclosed as prescribed in the NYSE Listed Company Manual, Section 314, Related Person Transactions.

Communication with the Board

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Any shareholder or other interested party desiring to communicate with the Board, a specified committee, or a specified individual Director, including the Lead Director, may do so in writing by sending a letter addressed to:

c/o Corporate Secretary

Unitil Corporation

6 Liberty Lane West

Hampton, NH 03842

or via email to the following address: whitney@unitil.com

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All mail addressed to the Board, a specified committee, or a specified individual Director, including the Lead Director, is screened for security purposes and to ensure that the communication relates to defined business matters that are relevant to the Company. The Corporate Secretary has been instructed by the Board to promptly forward communications that satisfy the screening criteria to the appropriate Director(s).

Shareholder Nomination of Director Candidates

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Nominations of persons for election to the Board may be made by any shareholder of the Company entitled to vote for the election of directors at the annual meeting. Nominations by shareholders of the Company must be made in compliance with all procedures set forth in Article IV – Nomination of Directors of the Company’s By-Laws.
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Additionally, the Nominating and Governance Committee will consider qualified candidates for possible nomination that are recommended by shareholders. Candidates must meet minimum criteria as set forth in the section of these Guidelines entitled “Director Candidate Criteria and Selection Process of the Nominating and Governance Committee” in order to be deemed a qualified candidate for consideration. Shareholders wishing to make such a recommendation may do so by sending the following information to the Nominating and Governance Committee, c/o Corporate Secretary, 6 Liberty Lane West, Hampton, NH 03842:
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name of the candidate with brief biographical information and resume;
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contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and
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a signed statement as to the submitting shareholder’s current status as a shareholder and definitive proof of the number of shares currently held.

Exhibit 19.1

Annual Meeting of Shareholders

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Article I of the Company’s By-Laws provides that the annual meeting of shareholders shall be held on a date each year as a majority of the Board of Directors, in their discretion, shall determine annually.
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At any meeting, the holders of record of a majority of the shares entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum.
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Article I of the Company’s By-Laws provides for statutory voting.
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Members of the Board are strongly encouraged to attend the annual meeting of shareholders, although there is no formal requirement to attend.

Independent Registered Public Accounting Firm

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The Company’s independent registered public accounting firm is Deloitte & Touche LLP (“Deloitte”). Deloitte has been formally engaged by the Audit Committee. The Audit Committee has full oversight of Deloitte during the term of its engagement as the Company’s independent registered public accounting firm.

Last Revised and Approved: November 1, 2023